Exhibit 21  Subsidiaries of the Registrant

           (a) The Grant County Bank (incorporated in West Virginia) doing business as The Grant County Bank
           (b) Capon Valley Bank (incorporated in West Virginia) doing business as Capon Valley Bank
           (c) HBI Life Insurance Company, Inc. (incorporated in Arizona) doing business as HBI Life